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PRICING SUPPLEMENT NO. 24                                                       Rule 424 (b) (2)
TRADE DATE  May 17, 1999                                                        Registration No. 333-69065
(To  Prospectus  Supplement  dated on  January  5, 1999  including  the
Prospectus dated December 28, 1998)                                             CUSIP Number: 89350LJS2




                                                          $4,000,000,000.00
                                                  TRANSAMERICA FINANCE CORPORATION
                                                     MEDIUM-TERM NOTES, SERIES F
                                               Due 9 Months or More from Date of Issue



Floating Rate Note         (x)                                                  Fixed Rate Note ( )
Senior Medium-Term Note    (x)                                                  Subordinated Medium-Term Note ( )

Principal Amount:            $  100,000,000.00                                  Issue Price:                 100%
Original Issue Date:         May 20, 1999                                       Specified Currency:          US Dollars
Interest Accrual Date:       May 20, 1999                                       Maturity Date:               May 20, 2002
Interest Rate:

Redemtion Date(s):           None                                               New Maturity Date(s):
                                                                                Notice of Renewal Date(s):
Redemption Price(s):         N/A


Authorized  Denominations (if other than  denominations of $1,000 and           Index Currency:
intergal multiples of $1,000 in excess thereof in US Dollars): N/A              Interest Reset Period:
                                                                                Interest Reset Dates:
Repayment Date(s):                            None
                                                                                Interest Payment Period:     Quarterly
Repayment Price(s):                           N/A                               Interest Payment Dates:      20th of each February,
                                                                                                             May, August and
                                                                                                             November starting
                                                                                                             August 20th, 1999 (or
                                                                                                             modified following
Original Issue Discount                                                                                      business day)
Note:                                         ( ) Yes   (x) No
Total Amount of OID:                          N/A                               Global Security:              (x) Yes ( ) No
Yield to Maturity:                            N/A                               Exchange Rate Agent:          N/A
Initial Accrual Period OID:                   N/A                               Historical Exchange Rate:     N/A
Method Used to Determine Yield
to Maturity and Initial Accrual Period OID:   N/A                               Spread (plus or minus):       +.20
                                                                                Spread Multiplier:            N/A
                                                                                Maximum Interest Rate:        N/A
                                                                                Minimum Interest Rate:        N/A
(Only applicable to Floating Rate Notes):                                       Calculation Rate Agent:       Bank of Montreal
         Initial Interest Rate:    5.23
         Index Maturity:           3 Month                                      Name of Agent:  ABN AMRO, Merrill Lynch, Banc of
                                                                                                America Securities, Salomon Smith
                                                                                                Barney and Barclays Capital
         Base Rate(s):             LIBOR
                  If LIBOR, Designated LIBOR page:                              Agent's Discount or Commission:  $350,000.00
                  ( ) LIBOR Reuters                                             Net Proceeds to Company:         $99,650,000.00
                  (x) LIBOR Telerate page 3750


(x) ABN AMRO, Merrill Lynch, Banc of America Securities and Barclays Capital are acting as Agent for the sale of Notes by the
Company at a price to the public of (x) 100% of Principal  Amount ( ) % of Principal Amount

(x) Salomon Smith Barney is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at: ( ) a fixed initial public offering  price of _____% of the principal amount; ( ) varying prices relating to prevailing market prices at a time of resale to be determined by Agent.


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